Exhibit 12.1



                          NELNET, INC. AND SUBSIDIARIES
                       COMPUTATION OF RATIO OF EARNINGS TO
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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

                                                                            Year Ended December 31,
                                                          ------------------------------------------------------------
                                                            2004        2003         2002        2001         2000
                                                          --------    ---------   -----------  ----------  -----------
                                                                                (in thousands)
Income from continuing operations before taxes and
  minority interest..................................     $  234,415  $   46,289  $   75,841   $   13,125  $    6,733
Income from equity investments.......................         (1,220)       (778)       (590)        (535)         --
Distributions from equity investments................            970          --          --           --          --
                                                          ----------  ----------  ----------   ----------  ----------
Income before fixed charges..........................        234,165      45,511      75,251       12,590       6,733
Plus: fixed charges..................................        255,690     201,210     239,511      220,607     234,558
                                                          ----------  ----------  ----------   ----------  ----------
Earnings (as defined)................................     $  489,855  $  246,721  $  314,762   $  233,197  $  241,291
                                                          ==========  ==========  ==========   =========== ==========
Interest expense.....................................     $  254,610  $  200,295  $  238,476   $  220,127  $  234,108
Rent expense (interest portion)......................          1,080         915       1,035          480         450
                                                          ----------  ----------  ----------   ----------- ----------
Total fixed charges..................................     $  255,690  $  201,210  $  239,511   $  220,607  $  234,558
                                                          ==========  ==========  ==========   =========== ==========
"Earnings" divided by fixed charges..................           1.92        1.23        1.31         1.06        1.03
                                                          ==========  ==========  ==========   =========== ==========

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